As filed with the Securities and Exchange Commission on May 7, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Teradata Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	75-3236470
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

10000 Innovation Drive

Dayton, Ohio 45342

(Address, including zip code, of Registrant’s Principal Executive Offices)

TERADATA 2012 STOCK INCENTIVE PLAN

(Full title of plan)

Laura Nyquist

General Counsel and Secretary

Teradata Corporation

10000 Innovation Drive

Dayton, Ohio 45342

(866) 548-8348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $.01 per share	16,364,168 shares	$70.19	$1,148,600,952.00	$126,781.00

(1)	Amount to be registered consists of: 16,364,168 shares of Common Stock, par value $0.01 per share, of Teradata Corporation issuable pursuant to the Teradata 2012 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transactions.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share as reported on the New York Stock Exchange on April 30, 2012. Pursuant to Rule 457(p), the registration fee has been reduced by the total amount of the filing fee associated with 6,364,168 shares registered under Teradata Corporation’s Registration Statement Form S-8 (Reg. No. 333-146409) for the Teradata Corporation 2007 Stock Incentive Plan that remain unsold and may no longer be issued or sold under that plan ($4,734).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Registrant with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012.

3. The Registrant’s Current Report on Form 8-K filed with the SEC on April 26, 2012.

4. The description of the Registrant’s Common Stock contained under the caption “Description of Capital Stock” in Exhibit 99.1 to the Form 10 filed by the Registrant on May 10, 2007, as amended by Amendment No. 1 to Form 10 filed on July 2, 2007 and Amendment No. 2 to Form 10 filed on August 21, 2007.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Registrant by Margaret A. Treese, an employee of the Registrant and its Chief Corporate and Governance Counsel and Assistant Secretary. Ms. Treese is eligible to participate in the Plan, and also owns shares of the Registrant’s Common Stock and options to purchase shares of the Registrant’s Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability and Indemnification

The Registrant is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant’s amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The Registrant maintains insurance policies under which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act or the Exchange Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.	EXHIBITS

See Exhibit Index following signature page.

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton and State of Ohio, on the 7th day of May, 2012.

TERADATA CORPORATION

By:	/s/ Michael Koehler
Michael Koehler President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Koehler Michael Koehler	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2012

/s/ Stephen Scheppmann Stephen Scheppmann	Executive Vice President and Chief Financial Officer, (Principal Financial and Accounting Officer)	May 7, 2012

/s/ James M. Ringler James M. Ringler	Chairman of the Board of Directors (Director)	May 7, 2012

/s/ Edward P. Boykin Edward P. Boykin	Director	May 7, 2012

/s/ Nancy E. Cooper Nancy E. Cooper	Director	May 7, 2012

/s/ Cary T. Fu Cary T. Fu	Director	May 7, 2012

/s/ David E. Kepler David E. Kepler	Director	May 7, 2012

/s/ Victor L. Lund Victor L. Lund	Director	May 7, 2012

/s/ John G. Schwarz John G. Schwarz	Director	May 7, 2012

/s/ William S. Stavropoulos William S. Stavropoulos	Director	May 7, 2012

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INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit

(4)		INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

	4.1	Amended and Restated Certificate of Incorporation of Teradata Corporation, as amended and restated on September 25, 2007. [Incorporated herein by reference to Teradata Corporation’s Current Report on Form 8-K dated September 25, 2007; Exhibit 3.1].]

	4.2	Amended and Restated Bylaws of Teradata Corporation adopted effective April 20, 2012. [Incorporated herein by reference to Teradata Corporation’s Current Report on Form 8-K filed on April 26, 2012; Exhibit 3.1].

(5)		OPINION REGARDING LEGALITY

	5.1	Opinion of Margaret A. Treese, Chief Corporate and Governance Counsel.

(10)		MATERIAL CONTRACTS

	10.1	Teradata 2012 Stock Incentive Plan. [Incorporated by reference from Appendix A to the Proxy Statement of Teradata Corporation filed with the SEC on March 1, 2012].

(23)		CONSENT OF EXPERTS AND COUNSEL

	23.1	Consent of PricewaterhouseCoopers LLP

	23.2	Consent of Margaret A. Treese (contained in opinion filed as Exhibit 5.1)

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